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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO. __)(1)

                                  iBasis, Inc.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock par value $0.001
     ----------------------------------------------------------------------
                         (Title or Class of Securities)

                                   450732 10 2
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2000
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /    Rule 13d-1(b)
           / /    Rule 13d-1(c)
           /X/    Rule 13d-1(d)



         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               (Page 1 of 6 Pages)

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CUSIP No. 450732 10 2                  13G                     Page 2 of 6 Pages

--------------------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Ofer Gneezy     ###-##-####
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)
                                                              (a) / /
           N/A                                                (b) / /
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION
          United States of America
--------------------------------------------------------------------------------
 NUMBER OF        5        SOLE VOTING POWER
  SHARES                   3,724,576 (see Item 4(a))
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY         6        SHARED VOTING POWER
   EACH                    None
 REPORTING        --------------------------------------------------------------
  PERSON          7        SOLE DISPOSITIVE POWER
   WITH                    3,724,576 (see Item 4(a))
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,724,576
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           / /
          N/A
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.76%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
--------------------------------------------------------------------------------

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CUSIP No. 450732 10 2                  13G                     Page 3 of 6 Pages

ITEM 1(a).        NAME OF ISSUER:

                  iBasis, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The principal executive office of the Company is located at 20 Second Avenue, Burlington, MA 01803

ITEM 2(c).        NAME OF PERSON FILING:

                  Ofer Gneezy

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  20 Second Avenue, Burlington, MA 01803

ITEM 2(c).        CITIZENSHIP:

                  United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock par value $0.001

ITEM 2(e).        CUSIP NUMBER:

                  450732 10 2

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CUSIP No. 450732 10 2                  13G                     Page 4 of 6 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)  / / Broker or dealer registered under Section 15 of the Act.

(b)  / / Bank as defined in Section 3(a)(6) of the Act.

(c)  / / Insurance company as defined in Section 3(a)(19) of the Act.

(d) / / Investment company registered under Section 8 of the Investment Company Act.

(e)  / / Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) / / Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)  / / Parent holding company, in accordance with Rule 13d-1(b) (1)(ii)(G).

(h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) / / Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. /_/

ITEM 4.           OWNERSHIP:

     (a) Amount beneficially owned: 3,724,576 shares (Includes 20,000 shares issuable upon the exercise of stock options which are exercisable within 60 days.)
     (b) Percent of class:  11.76%
     (c) Ofer Gneezy has (i) sole power to vote or direct the vote of 3,724,576 shares and (ii) sole power to dispose or to direct the disposition of 3,724,576 shares of Common Stock (Includes 20,000 shares issuable upon the exercise of stock options which are exercisable within 60 days.)

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

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CUSIP No. 450732 10 2                  13G                     Page 5 of 6 Pages

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  By signing below, the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 450732 10 2                  13G                     Page 6 of 6 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                         February 14, 2000
                                         -----------------
                                                (Date)

                                         Ofer Gneezy


                                         /s/ Ofer Gneezy
                                         ---------------------------------------